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EXHIBIT 23.1

                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

The Board of Directors
netGuru, Inc.:

We consent to the use of our report dated June 16, 2004, except as to notes 9 and 10, which are as of March 11, 2005, with respect to the consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows of netGuru, Inc. and subsidiaries for the year ended March 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG, LLP

Costa Mesa, California
July 20, 2005